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                                                                      Appendix A

                          AGREEMENT AND PLAN OF MERGER

    Agreement and Plan of Merger (this "AGREEMENT"), dated as of the 17th day of March, 1999, by and between JEFFERIES GROUP, INC., a Delaware corporation ("JEFG"), and INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation ("ITGI", and, together with JEFG, the "CONSTITUENT CORPORATIONS").

    WHEREAS, the Board of Directors of JEFG has approved the business transactions pursuant to which all the assets, businesses and Liabilities (as defined below) of ITGI and its subsidiaries will be separated from all other assets, businesses and Liabilities of JEFG;

    WHEREAS, JEFG and JEF Holding Company, Inc., a Delaware corporation and wholly-owned subsidiary of JEFG ("HOLDING"), concurrently herewith are entering into a Distribution Agreement (the "DISTRIBUTION AGREEMENT"), which provides that (x) JEFG will transfer to Jefferies & Company, Inc., a Delaware corporation and wholly-owned subsidiary of JEFG ("JEFCO"), prior to the time that JEFCO becomes a subsidiary of Holding in connection with the Contribution (defined below), and to Holding, and JEFCO and Holding will accept from JEFG, all of JEFG's assets other than JEFG's capital stock in ITGI (collectively, the "CONTRIBUTION"), and JEFG will assign to Holding (or to JEFCO, as appropriate), and Holding and JEFCO (as appropriate) will assume from JEFG, all JEFG liabilities excluding all liabilities of, or related to, ITGI (the "ASSUMPTION") (such transfer and acceptance pursuant to the Contribution and such assignment and assumption pursuant to the Assumption being collectively referred to herein as the "TRANSFERS"), and (y) all of the outstanding common stock of Holding (the "Holding Common Stock") will be distributed in a pro rata dividend (the "DISTRIBUTION") to JEFG's stockholders;

    WHEREAS, as of March 16, 1999, ITGI declared a dividend in an amount equal to $4.00 per share in cash payable on the business day immediately succeeding the consummation of the pre-closing to the Merger referred to in Sections 2, 8, 9 and 10 hereof (the "PRE-CLOSING") to all its stockholders of record as of April 20, 1999, including JEFG (the "SPECIAL ITGI CASH DIVIDEND");

    WHEREAS, following the Special ITGI Cash Dividend, the Transfers, and the Distribution, (x) ITGI will merge (the "MERGER," and together with the Transfers and the Distribution, collectively the "JEFG TRANSACTIONS") with and into JEFG and (y) outstanding shares of Common Stock, par value $0.01 per share (the "ITGI COMMON STOCK"), of ITGI will be canceled or converted into the right to receive shares of Common Stock, par value $0.01 per share (the "JEFG COMMON STOCK"), of JEFG in the manner set forth herein;

    WHEREAS, JEFG, Holding and ITGI concurrently herewith are entering into a Tax Sharing and Indemnification Agreement (the "TAX AGREEMENT"), which sets forth the rights and obligations of JEFG and Holding following the Merger with respect to certain tax matters, and JEFG and Holding concurrently herewith are entering into a Benefits Agreement (the "BENEFITS AGREEMENT," and together with the Distribution Agreement and the Tax Agreement, the "ANCILLARY AGREEMENTS"), which sets forth the rights and obligations of JEFG and Holding following the Merger with respect to certain employee benefit matters;

    WHEREAS, the Boards of Directors of JEFG and ITGI have each determined that the combination of JEFG and ITGI into one publicly traded corporation after the Transfers and the Distribution is in the best interest of JEFG and ITGI and have each approved this Merger Agreement and the Merger upon the terms and conditions set forth herein;

    WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax-free liquidation of ITGI into JEFG under Section 332 of the Internal Revenue Code of 1986, as amended

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(the "CODE"), and a reorganization for ITGI's stockholders, excluding JEFG (the
"ITGI PUBLIC STOCKHOLDERS") under Section 368(a)(1)(A) of the Code;

    NOW THEREFORE, in consideration of the agreements and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  THE MERGER

    Subject to the terms and conditions hereof and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), at the Effective Time (as hereinafter defined): (a) ITGI shall be merged with and into JEFG and the separate existence of ITGI shall cease; (b) JEFG, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), (i) shall continue its corporate existence under the laws of the State of Delaware, (ii) shall change its name to "INVESTMENT TECHNOLOGY GROUP, INC.", and (iii) shall succeed to all rights, assets, liabilities and obligations of ITGI in accordance with the DGCL; (c) the Certificate of Incorporation of JEFG, as in effect immediately prior to the Effective Time, shall continue as the Certificate of Incorporation of the Surviving Corporation, as amended and restated as set forth on Appendix A hereto (with the amendments referred to therein being referred to herein as the "CHARTER AMENDMENT"); (d) the By-laws of JEFG, as in effect immediately prior to the Effective Time, shall continue as the By-laws of the Surviving Corporation, as amended and restated as set forth on Appendix B hereto; (e) the directors of ITGI immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (f) the officers of ITGI immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation. From and after the Effective Time, the Merger will have all the effects provided by applicable law.

2. STOCKHOLDERS' MEETINGS; PRE-CLOSING, CLOSING AND EFFECTIVE TIME OF THE MERGER; SEC FILINGS

    (a) Prior to the date hereof, JEFG and Holding have jointly prepared and filed with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the "EXCHANGE ACT"), a proxy statement/information statement (as amended from time to time, the "PROXY/INFORMATION STATEMENT") and JEFG and ITGI have jointly prepared and filed with the SEC a proxy statement/prospectus (as amended from time to time, the "PROXY/PROSPECTUS"). The Proxy/Information Statement comprises and will comprise (i) proxy material of JEFG with respect to the approval and adoption of this Agreement (including the Charter Amendment) and the issuance of JEFG Common Stock pursuant to this Agreement and the approval of certain employee benefit plans of Holding (the "PLAN PROPOSALS") and
(ii) an information statement with respect to the Distribution and Holding, which will be filed with the SEC as part of a Form 10 registration statement of Holding under the Exchange Act. The Proxy/Prospectus comprises and will comprise proxy material of ITGI with respect to the approval and adoption of this Agreement, the election of ITGI directors and the ratification of ITGI's auditor appointment and a registration statement (as amended from time to time, the "REGISTRATION STATEMENT"), including a prospectus, of JEFG under the Securities Act of 1933, as amended and the rules and regulations thereunder (the "SECURITIES ACT"), with respect to JEFG Common Stock to be issued to the ITGI Public Stockholders pursuant to this Agreement in connection with the Merger. JEFG will use its best efforts to respond to any comments of the SEC and take such other actions as may be necessary or appropriate with respect to the Proxy/Information Statement to enable the Proxy/Information Statement in definitive form to be mailed to JEFG's stockholders as promptly as practicable. Each of JEFG and ITGI will use their respective best efforts to respond to any comments of the SEC and take such other actions as may be necessary or appropriate to enable the SEC to declare the Registration Statement effective under the Securities Act and to cause a Proxy/Prospectus in definitive form to be mailed to ITGI's stockholders as promptly as practicable.

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    (b)  JEFG shall submit this Agreement and the issuance of JEFG Common Stock pursuant to this Agreement and the Plan Proposals to the holders of JEFG Common Stock and ITGI shall submit this Agreement, the election of ITGI directors and the ratification of ITGI's auditor appointment and to the holders of ITGI Common Stock, respectively, for approval and adoption at stockholders' meetings to be held April 20, 1999 (the "STOCKHOLDERS' MEETINGS").

    (c) Subject to the satisfaction of the conditions contained in Sections 8, 9 and 10 hereof, the Pre-Closing shall occur on the day of the Stockholders' Meetings, unless extended in writing by JEFG and ITGI (the "PRE-CLOSING DATE"). Immediately following completion of the Pre-Closing, JEFG, ITGI, Holding and The Bank of New York, as escrow agent (the "ESCROW AGENT"), shall enter into a pre-closing and escrow agreement dated as of the Pre-Closing Date, substantially in the form of Appendix C hereto (the "ESCROW AGREEMENT"), pursuant to which:

       (1) ITGI shall deposit into escrow, cash in an amount equal to the aggregate Special ITGI Cash Dividend, to be released without condition or limitation by the Escrow Agent on the business day following the completion of the Pre-Closing to all of ITGI's stockholders of record as of the close of business on the date of the Stockholders' Meetings;

       (2) Documents shall be executed and placed into escrow to effectuate, in accordance with the Distribution Agreement, any remaining Transfers immediately following the Escrow Agent's payment to JEFCO of $60 million, consistent with the direction of JEFG delivered on the Pre-Closing Date instructing the Escrow Agent to make such payment to JEFCO in respect of JEFG's pro rata share of the Special ITGI Cash Dividend, which remaining Transfers will be effected through the Escrow Agent in accordance with the Escrow Agreement immediately following payment of the Special ITGI Cash Dividend;

       (3) JEFG shall deposit into escrow an agreement between JEFG and EquiServe, as distribution agent for the Holding Common Stock (the "DISTRIBUTION AGENT"), pursuant to which JEFG shall irrevocably direct the Distribution Agent to, and the Distribution Agent shall agree to, distribute all Holding Common Stock to JEFG's stockholders immediately after being instructed to do so by the Escrow Agent, who shall issue such instructions unless the Escrow Agent receives a certificate from ITGI or JEFG on or prior to 9:00 a.m. E.T. on the Closing Date that either or both of the conditions referred to in
           Section 11(b) or (c) shall not have been satisfied; and

       (4) ITGI and JEFG shall deposit into escrow the executed Certificate of Merger (as defined below), to be filed without condition or limitation by the Escrow Agent with the Secretary of State of the State of Delaware after the Escrow Agent's (i) issuance of the instructions to the Distribution Agent described in clause (3) above and (ii) receipt of confirmation from the Distribution Agent confirming in writing its book-entry distribution of all Holding Common Stock to JEFG's stockholders.

Subject to completion of the Pre-Closing and upon the satisfaction of the conditions contained in Section 11(b) and (c) herein, the Constituent Corporations shall hold a closing (the "CLOSING") at the offices of Morgan, Lewis & Bockius LLP, New York, New York on the fifth business day following the date of the Stockholders' Meetings unless extended in writing by JEFG and ITGI (the "CLOSING DATE"). On the Closing Date, the Escrow Agent, on behalf of the Constituent Corporations, shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in accordance with clause (4) above and the provisions of the Escrow Agreement (the date and time of such filing, or such later date or time agreed upon by JEFG and ITGI in accordance with the DGCL and set forth therein, the "EFFECTIVE TIME").

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3.  CONVERSION AND CANCELLATION OF SECURITIES

    (a) At the Effective Time, each share of ITGI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of ITGI Common Stock described in Section (b) of this Section) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of JEFG Common Stock equal to the result obtained by dividing (x) the total number of shares of JEFG Common Stock outstanding immediately prior to the Effective Time by (y) the total number of shares of ITGI Common Stock held by JEFG immediately prior to the Effective Time (the "EXCHANGE RATIO"); provided that no fractional shares of JEFG Common Stock shall be issued and, in lieu thereof, a cash payment shall be made as provided in Section 4(i) herein.

    (b) At the Effective Time, each share of ITGI Common Stock held in the treasury of ITGI or held by JEFG immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and retired and cease to exist, and no cash, securities or other property shall be payable in respect thereof.

    (c) The holders of shares of ITGI Common Stock or JEFG Common Stock shall not be entitled to appraisal rights as a result of either of the Transfers or the Merger.

4.  EXCHANGE OF CERTIFICATES

    (a) Prior to the Pre-Closing Date, JEFG shall select a bank or trust company to act as exchange agent (the "EXCHANGE AGENT") in connection with the surrender of certificates evidencing shares of ITGI Common Stock converted into shares of JEFG Common Stock pursuant to the Merger. On the Pre-Closing Date, JEFG shall deposit with the Escrow Agent one or more certificates representing the shares of JEFG Common Stock issuable pursuant to Section 3(a) (the "MERGER STOCK"), which shares of Merger Stock shall be issued in accordance with this Agreement at the Effective Time. At and following the Effective Time, JEFG shall deliver to the Exchange Agent such cash as may be required from time to time to make payment of cash in lieu of fractional shares in accordance with Section 4(i) hereof.

    (b) As soon as practicable after the Effective Time, JEFG shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of ITGI Common Stock (the "CERTIFICATES") (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as JEFG and the Surviving Corporation may reasonably agree and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Stock. Upon the proper surrender of Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal and such other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing the shares of Merger Stock that such holder has the right to receive pursuant to the terms hereof (together with any dividend or distribution with respect thereto made after the Effective Time and any cash paid in lieu of fractional shares pursuant to Section 4(i)), and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of ITGI Common Stock that is not registered in the transfer records of ITGI, a certificate representing the proper number of shares of Merger Stock may be issued to a transferee if the Certificate representing such ITGI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to JEFG that any applicable stock transfer tax has been paid.

    (c) After the Effective Time, each outstanding Certificate which theretofore represented shares of ITGI Common Stock shall, until surrendered for exchange in accordance with this Section 4, be

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deemed for all purposes to evidence ownership of full shares of JEFG Common
Stock into which the shares of ITGI Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

    (d) Any Merger Stock deposited with the Exchange Agent pursuant to Section 4(a) hereof, and not exchanged pursuant to Section 4(b) hereof for ITGI Common Stock within six months after the Effective Time, and any cash deposited with the Exchange Agent pursuant to Section 4(a) hereof, and not exchanged for fractional interests pursuant to Section 4(i) hereof within six months after the Effective Time, shall be returned by the Exchange Agent to the Surviving Corporation which shall thereafter act as exchange agent subject to the rights of holders of ITGI Common Stock hereunder.

    (e) At the Effective Time, the stock transfer books of ITGI shall be closed and no transfer of shares of ITGI Common Stock shall thereafter be made.

    (f) None of JEFG, ITGI, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of ITGI Common Stock for any shares of Merger Stock, dividends or distributions with respect thereto or cash payable in lieu of fractional shares pursuant to Section 4(i) hereof delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

    (g) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificates the Merger Stock for the shares represented thereby, deliverable in respect thereof, as determined in accordance with the terms hereof. When authorizing such payment in exchange for any lost, stolen or destroyed Certificates, the person to whom the Merger Stock is to be issued, as a condition precedent to such delivery, shall give JEFG a bond satisfactory to JEFG against any claim that may be made against JEFG with respect to the Certificates alleged to have been lost, stolen or destroyed.

    (h) No dividend or other distribution declared or made after the Effective Time with respect to common stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Merger Stock issuable upon surrender thereof until the holder of such Certificate shall surrender such Certificate in accordance with Section 4(b). Subject to the effect of applicable law, following surrender of any such Certificate there shall be paid, without interest, to the record holder of certificates representing whole shares of Merger Stock issued in exchange therefor: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to common stock of the Surviving Corporation; and (ii) the amount of dividends or other distributions with respect to common stock of the Surviving Corporation that are properly payable with respect to such Merger Stock arising out of the fact that the Surviving Corporation shall have established for a dividend or distribution concerning common stock of the Surviving Corporation with (A) a record date subsequent to the Effective Time but prior to surrender of such Certificate for such Merger Stock and (B) a payment date subsequent to the surrender of such Certificate.

    (i) No certificates or scrip evidencing fractional shares of Merger Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of JEFG or the Surviving Corporation. In lieu of any such fractional shares, each holder of a Certificate previously evidencing ITGI Common Stock, upon surrender of such Certificate for exchange pursuant to this
Section 4, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the closing regular way price for a share of the Surviving Corporation's common stock on the NYSE Composite Transaction Tape on the first business day immediately following the Effective Time, by (b) the fractional interest to which such holder would otherwise be entitled; PROVIDED, HOWEVER, no holder of ITGI Common Stock will receive cash for any fractional share interest in an amount equal to or greater than such closing

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regular way price of one full share of the Surviving Corporation's common stock.
The Surviving Corporation shall be obligated to fund all amounts required to be paid in accordance with the preceding sentence. The fractional share interests of each holder of a Certificate previously evidencing ITGI Common Stock will be aggregated.

5.  OPTIONS

    (a) Prior to the Effective Time, each outstanding option to purchase or acquire ITGI Common Stock shall have been adjusted for the effects of the Special ITGI Cash Dividend in the following fashion: the exercise price of each such ITGI option will be reduced so that (1) the ratio of the unadjusted exercise price over the volume weighted average regular way market price of the ITGI Common Stock on the trading day that the Special ITGI Cash Dividend is paid (the "PRE-DIVIDEND PRICE") is equal to (2) the ratio of the adjusted exercise price over the greater of (x) the volume weighted average regular way market price of the ITGI Common Stock on the trading day following the trading day that the Special ITGI Cash Dividend is paid or (y) the Pre-Dividend Price minus the per share amount of the Special ITGI Cash Dividend (with the greater of (x) or (y) constituting the "POST-DIVIDEND PRICE"); PROVIDED, HOWEVER, that the adjusted exercise price shall not be higher than the unadjusted exercise price. In the event, and only in the event, there is an adjustment to the exercise price pursuant to the preceding sentence, to compensate for the loss in the intrinsic value of each option (the spread of the market price above the exercise price), the number of shares issuable upon exercise of the options of each holder will be adjusted to such greater number that is equal to the aggregate number of shares issuable pursuant to the unadjusted options multiplied by the ratio of the Pre-Dividend Price divided by the Post-Dividend Price.

    (b) Following the adjustments set forth in paragraph (a) of this Section 5, at the Effective Time, each option granted by ITGI to purchase shares of ITGI Common Stock, which is outstanding and unexercised immediately prior thereto, shall be assumed by the Surviving Corporation and converted into an option to purchase such number of shares of the Surviving Corporation's Common Stock and at such exercise price as are determined as provided below (and otherwise having the same vesting, duration and other terms as the original option):

        (i) the number of shares of the Surviving Corporation's Common Stock to be subject to the new option shall be equal to the product of (1) the number of shares of ITGI Common Stock subject to the original option and (2) the Exchange Ratio, the product being rounded, if necessary, up or down, to the nearest whole share; and

        (ii) the exercise price per share of the Surviving Corporation's Common Stock under the new option shall be equal to (1) the exercise price per share of the ITGI Common Stock under the original option divided by (2) the Exchange Ratio, rounded, if necessary, up or down, to the nearest cent.

The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code. Prior to the Effective Time, the Board of Directors of ITGI shall take such action as may be required under the governing option plans and agreements to effectuate the foregoing.

At the Effective Time, the Surviving Corporation will assume the ITGI 1994 Stock Option and Long-Term Incentive Plan (as amended and restated January 29, 1997), the ITGI Employee Stock Purchase Plan and the ITGI Non-Employee Directors' Stock Option Plan as the successor to ITGI under such plans. Awards authorized under such plans may be made to employees of the Surviving Corporation and its subsidiaries following the Effective Time.

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6.  REPRESENTATIONS AND WARRANTIES

    6A. REPRESENTATIONS AND WARRANTIES OF JEFG. JEFG represents and warrants to, and agrees with, ITGI as follows:

    (a) Organization, Etc. JEFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted as described in the JEFG SEC Reports (defined below). Except as set forth on Section 6A(a) of the disclosure schedule attached to this Agreement (the "DISCLOSURE SCHEDULE"), JEFG is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where such failure to so qualify would not have any material adverse effect on JEFG and its subsidiaries taken as a whole (a "JEFG MATERIAL ADVERSE EFFECT"). JEFG has provided to ITGI complete and correct copies of its certificate of incorporation and bylaws (the "ORGANIZATIONAL DOCUMENTS"), as currently in effect.

    (b) Authority of JEFG. JEFG has full corporate power and authority to (i) execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and (ii) to consummate the JEFG Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the JEFG Transactions have been duly and validly authorized by the Board of Directors of JEFG, and no other corporate proceedings on the part of JEFG are necessary to authorize this Agreement or any of the Ancillary Agreements or to consummate the JEFG Transactions, other than the approval of the adoption by the JEFG stockholders of this Agreement and the issuance of JEFG Common Stock pursuant to this Agreement. Each of this Agreement and the Ancillary Agreements has been duly and validly executed and delivered by JEFG and constitutes valid and binding agreements of JEFG, enforceable against JEFG in accordance with their respective terms.

    (c) No Consent. No filing or registration with, or permit, authorization, consent or approval of, or notification or disclosure (collectively, "GOVERNMENTAL CONSENTS") to, any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission, court or other body or any arbitral tribunal (each, a "GOVERNMENTAL AUTHORITY") or any other third party (collectively, "CONSENTS") is required in connection with the execution, delivery and performance by JEFG of this Agreement or any of the Ancillary Agreements or the consummation by JEFG of the JEFG Transactions, except (i) the filing and effectiveness of the Proxy/Information Statement under the Exchange Act, the filing of the Proxy/Prospectus under the Exchange Act and the Securities Act and the effectiveness of the Proxy/Prospectus under the Securities Act, (ii) the applicable approval of this Agreement (including the Charter Amendment) and the issuance of JEFG Common Stock pursuant to this Agreement by the holders of JEFG Common Stock, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states, (v) the listing on the New York Stock Exchange of the common stock of the Surviving Corporation, in connection with the Merger, and of Holding, in connection with the Distribution, and (vi) as set forth in Section 6A(c) of the Disclosure Schedule.

    (d) No Violation. Assuming that all Consents have been duly made or obtained as contemplated by Section 6A(c), the execution, delivery and performance by JEFG of this Agreement and the Ancillary Agreements and the consummation by JEFG of the JEFG Transactions will not (i) violate any provision of the Organizational Documents of JEFG, (ii) to the best of JEFG's knowledge, violate any statute, rule, regulation, order or decree of any Governmental Authority by which JEFG or any of its subsidiaries other than ITGI and its subsidiaries (the "NON-ITGI SUBSIDIARIES"), or their respective assets, may be bound or affected or (iii) result in a material violation or breach of, or constitute a material default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of (x) any note, bond, mortgage,

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indenture or deed of trust relating to indebtedness for borrowed money or (y)
any material license, lease or other agreement, instrument or obligation to which JEFG or any of the Non-ITGI Subsidiaries is a party or by which any of their respective assets may be bound or affected.

    (e) Capitalization of JEFG. The authorized capital stock of JEFG consists of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $.01 par value per share ("JEFG PREFERRED STOCK"). As of December 31, 1998, there were 21,230,030 JEFG Common Stock and no shares of JEFG Preferred Stock outstanding. All issued and outstanding shares of capital stock of JEFG are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto. As of the date hereof, 695,499 shares of JEFG Common Stock are issuable upon exercise of outstanding options or other rights to purchase or acquire JEFG Common Stock ("JEFG COMMON STOCK EQUIVALENTS") and 301,682 shares of JEFG Common Stock are reserved under employee stock ownership, stock purchase, equity compensation and incentive plans of JEFG and the Non-ITGI Subsidiaries. Prior to the Effective Time, JEFG will use its best efforts to cause all JEFG Common Stock that is the subject of JEFG Common Stock Equivalents to be issued and all JEFG Common Stock Equivalents to be exercised or canceled or exchanged for options, shares, awards or common stock equivalents of Holding. Except for the JEFG Common Stock Equivalents, there are no options, warrants, calls, subscriptions, or other rights, agreements or commitments obligating JEFG to issue, transfer or sell any shares of capital stock of JEFG or any other securities convertible into or evidencing the right to subscribe for any such shares.

    (f)  SEC Filings.

           (i) JEFG has timely filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC since January 1, 1999 (collectively, the "JEFG SEC REPORTS"), all of which complied as to form in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as the case may be. The JEFG SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, as of their respective dates, and do not contain any untrue statement of a material fact concerning JEFG and the Non-ITGI Subsidiaries or omit to state a material fact required to be stated therein concerning JEFG and the Non-ITGI Subsidiaries or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading concerning JEFG and the Non-ITGI Subsidiaries.

           (ii) JEFG will deliver to ITGI as soon as they become available true and complete copies of any report or other document mailed by JEFG to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time (the "SUBSEQUENT JEFG REPORTS"). As of their respective dates, the Subsequent JEFG Reports will not contain any untrue statement of a material fact concerning JEFG and the Non-ITGI Subsidiaries or omit to state a material fact required to be stated therein concerning JEFG and the Non-ITGI Subsidiaries or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading concerning JEFG and the Non-ITGI Subsidiaries and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of JEFG and the Non-ITGI Subsidiaries included or incorporated by reference in the JEFG SEC Reports or to be included or incorporated by reference in the Subsequent JEFG Reports have been prepared or will be prepared, as the case may be, in accordance with GAAP and fairly present or will fairly present the consolidated financial position of JEFG and the Non-ITGI Subsidiaries, as of the dates thereof and the consolidated results of operations and consolidated cash flow for the periods to which they relate (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

        (g) Liabilities. To the best knowledge of JEFG, JEFG has no Liabilities (as defined herein) other than (i) those arising under this Agreement or described in Section 6A(g)(i) of the Disclosure Schedule, and (ii) any Liabilities of or related to ITGI and its subsidiaries. For purposes hereof, the term "LIABILITIES" means any and all known claims, debts, commitments, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, commitments, liabilities and obligations arising under this Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking. Immediately following the Transfers, JEFG will have no Liabilities other than those described in clause (ii) above and those set forth in Section 6A(g)(ii) of the Disclosure Schedule.

        (h) No JEFG Assets Used in ITGI Business. No "ASSETS" (as defined below) of JEFG or any of its subsidiaries (other than ITGI and its subsidiaries) are used by ITGI or any of its subsidiaries or reflected on the consolidated balance sheet of ITGI. For purposes hereof, the term "ASSETS" means properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

        (i) Absence of Changes or Events. Since December 31, 1998, JEFG has not, directly or indirectly, except as described in Section 6A(i) of the Disclosure Schedule:

           (i) except in the ordinary course of business, purchased or otherwise acquired, or agreed to purchase or otherwise acquire, any share of capital stock of JEFG, or any options, warrants or other equity security, debt security or other indebtedness of JEFG or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

           (ii) except in the ordinary course of business (A) created or incurred any indebtedness for borrowed money; (B) assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation; or (C) entered into any commitment or incurred any Liabilities;

           (iii) except in the ordinary course of business, suffered any damage, destruction or loss that is material to JEFG, whether covered by insurance or not; or

           (iv) agreed to do any of the things described in the preceding clauses (i) through (iii).

        (j) Litigation. Except as described in Section 6A(j) of the Disclosure Schedule, there is no (1) claim, action, suit or proceeding pending or, to the best of JEFG's knowledge, threatened against JEFG or any of the Non-ITGI Subsidiaries by or before any Governmental Authority or (2) outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which JEFG was or is a party or by which any of them or any of their respective assets may be bound or affected.

        (k)  Compliance with Laws.

           (i) Except as described in Section 6A(k)(i) of the Disclosure Schedule, neither JEFG nor any of the Non-ITGI Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any Governmental Authority, or any judgment, decree or order of any court, applicable to its business or operations, except where such violation or failure to comply would not give rise to a JEFG Material Adverse Effect.

           (ii) Except as described in Section 6A(k)(ii) of the Disclosure Schedule, (1) JEFG has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies as are necessary to own, lease or operate the properties and to conduct the business of Non-ITGI Subsidiaries in the manner described in the JEFG SEC Reports ("JEFG LICENSES"), except where the failure to have such will not give rise to a JEFG Material Adverse Effect; (2) JEFG is, and within the period of all applicable statutes of limitation has been, in compliance with its obligations under such JEFG Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such JEFG Licenses and (3) JEFG has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of JEFG to renew any JEFG License. Neither the execution and delivery by JEFG of this Agreement nor the Ancillary Agreements nor the consummation of the JEFG Transactions will result in any revocation or termination of any JEFG License. Set forth in Section 6A(k)(ii) of the Disclosure Schedule is a true and complete list of all JEFG Licenses which are necessary for the conduct of the business described in clause
       (1) above.

        (l) Labor and Employment Matters. Except as described in Section 6A(l) of the Disclosure Schedule:

           (i) Neither JEFG nor any of the Non-ITGI Subsidiaries is party to any union contract or other collective bargaining agreement. JEFG and the Non-ITGI Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, safety, wages and hours, except where the failure to comply will not give rise to a JEFG Material Adverse Effect, and are not engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against or affecting JEFG or any of the Non-ITGI Subsidiaries, and no union organizing activities with respect to any of its employees are occurring or threatened.

           (ii) Neither JEFG nor any of the Non-ITGI Subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or any entity affiliated with any past or present officer, director or employee, other than the agreements executed by employees generally, the forms of which have been provided to ITGI.

        (m) No Puts. Except as set forth in Section 6(A)(m) of the Disclosure Schedule, neither the execution and delivery by JEFG of this Agreement or the Ancillary Agreements nor the consummation of the JEFG Transactions gives rise to any obligation of JEFG or any of the Non-ITGI Subsidiaries, or any right of any holder of any security of JEFG or any of the Non-ITGI Subsidiaries to require JEFG to purchase, offer to purchase, redeem or otherwise prepay or repay any such security, or deposit any funds to effect the same.

        (n) Leases. There have been made available to ITGI true and complete copies of each lease pursuant to which real property is held under lease by JEFG, or, to JEFG's knowledge, under a lease to which JEFG is guarantor, and true and complete copies of each lease pursuant to which JEFG leases real property to others. Section 6A(n) of the Disclosure Schedule sets forth a true and complete list of all such leases. Such leased real properties are in good operating order and condition.

        (o) Contracts and Commitments. Section 6A(o) of the Disclosure Schedule sets forth each existing contract, obligation, commitment, agreement or understanding of any type in any of the following categories:

           (i) contracts that provide for payments by JEFG in any year aggregating in excess of $100,000;

           (ii) any contract under which JEFG has become absolutely or contingently or otherwise liable for (1) the performance under a contract of any other person, firm or corporation or

       (2) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

           (iii) any contract under which any amount payable by JEFG is dependent upon the revenues or profits of JEFG or its subsidiaries;

           (iv) any contract with any director, officer or five percent or greater stockholder of JEFG or any contract with any entity in which, to the best of JEFG's knowledge, any director, officer or stockholder or any family member of any director, officer or stockholder has a material economic interest; and

           (v) any contract that limits or restricts where JEFG may conduct its business or the type or line of business that JEFG may engage in.

        JEFG is not in breach of or default under any such contract, obligation, commitment, agreement or understanding.

        (p) Environmental Matters. To the best knowledge of JEFG, without any special inquiry, (i) JEFG and the Non-ITGI Subsidiaries are, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Laws (as defined below), (ii) JEFG and the Non-ITGI Subsidiaries have all material permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance with their requirements, and the consummation by JEFG of the transactions contemplated hereby will not require any notification, disclosure, registration, reporting, filing, investigation, or remediation under any Environmental Law, (iii) there are no pending or threatened Environmental Claims (as defined below) against JEFG or any of the Non-ITGI Subsidiaries, (iv) JEFG has no knowledge of any circumstances that could reasonably be anticipated to form the basis of an Environmental Claim against JEFG or any of the Non-ITGI Subsidiaries or any of their respective properties or operations and the business operations relating thereto and
    (v) there has been no disposal, spill, discharge or release of any hazardous or toxic substance or material, as defined or regulated by any Environmental Law, on, at or under any property that could reasonably be expected to result in material liability of, or material costs to, JEFG under any Environmental Law. For purposes of this Agreement, the following terms shall have the following meanings: "ENVIRONMENTAL LAW" means any foreign, federal, state, local or municipal statute, law, rule, regulation, ordinance, code and any published judicial or administrative interpretation thereof including, without limitation, any judicial or administrative order, consent, decree or judgment relating to, regulating or imposing liability or standards of conduct concerning the environment, health, pollution or any pollutant, contaminant or hazardous or toxic substance or waste, and any other chemical or material exposure to which is prohibited or limited or which is otherwise regulated by any governmental authority. "ENVIRONMENTAL CLAIMS" means any and all civil or criminal administrative, regulatory or judicial actions, suits, demands, notice or demand letters, potentially responsible party letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law.

        (q) Finders or Brokers. Other than J.P. Morgan & Co. Incorporated, neither JEFG nor any of the Non-ITGI Subsidiaries has employed any investment banker broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee, discount or commission.

        (r) Fairness Opinion. JEFG has received the opinion of J.P. Morgan Securities Inc. attached as Appendix E hereto.

        (s) Board Recommendation. The Board of Directors of JEFG has, by a unanimous vote at a meeting of such Board duly held on March 17, 1999, approved and adopted, and declared advisable, this Agreement (including the issuance of JEFG Common Stock pursuant to this

    Agreement and the Charter Amendment), the Ancillary Agreements, the JEFG Transactions and the Plan Proposals and determined that the JEFG Transactions are in the best interest of the stockholders of JEFG, and prior to the date hereof has resolved to recommend that the holders of JEFG Common Stock approve and adopt this Agreement (including the issuance of JEFG Common Stock pursuant to this Agreement and the Charter Amendment) and the Plan Proposals.

        (t) Holding Debt Assumption. Supplemental indentures have been duly executed in respect of JEFG's 7 1/2% Senior Notes Due 2007 (the "7 1/2% NOTES") which (i) amend in certain respects the indenture relating to the 7 1/2% Notes and (ii) effective as of the date the Transfers are completed, provide that Holding shall assume, and JEFG shall be released from, JEFG's obligations under the 7 1/2% Notes and the related indenture. Complete copies of such supplemental indentures, along with the officers' certificates, opinions of JEFG's counsel and consents of holders of the 7 1/2% Notes provided to the trustee for the 7 1/2% Notes in connection therewith have been provided to ITGI and its counsel.

    6B. REPRESENTATIONS AND WARRANTIES OF ITGI. ITGI represents and warrants to, and agrees with, JEFG as follows:

        (a) Organization, Etc. ITGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate is properties and to carry on its business as it is now being conducted as described in the ITGI SEC Reports (defined below). Except as set forth on
    Section 6B(a) of the Disclosure Schedule, ITGI is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where such failure to so qualify would not have any material adverse effect on ITGI and its subsidiaries taken as a whole (an "ITGI MATERIAL ADVERSE EFFECT"). ITGI has provided to JEFG complete and correct copies of the Organizational Documents, as currently in effect, of ITGI.

        (b)  Authority of ITGI. ITGI has full corporate power and authority to
    (i) execute, deliver and perform its obligations under this Agreement and
    (ii) to declare and pay the Special ITGI Cash Dividend and to consummate the Merger. The execution, delivery and performance of this Agreement, the payment of the Special ITGI Cash Dividend (subject to approval and adoption of this Agreement and the Merger by the JEFG and ITGI stockholders and the satisfaction or waiver of all other conditions to the Merger) and the consummation of the Merger have been duly and validly authorized by the Board of Directors of ITGI, and no other corporate proceedings on the part of ITGI are necessary to authorize this Agreement or to consummate the Merger, other than the approval and adoption of this Agreement by ITGI stockholders as required by the DGCL. This Agreement has been duly and validly executed and delivered by ITGI and constitutes a valid and binding agreement of ITGI, enforceable against ITGI in accordance with its terms.

        (c) No Governmental Consent. No Governmental Consent or other Consent is required in connection with the execution, delivery and performance by ITGI of this Agreement, the declaration and payment of the Special ITGI Cash Dividend or the consummation by ITGI of the Merger, except (i) the filing of the Proxy/Prospectus under the Exchange Act and the Securities Act and the effectiveness thereof under the Securities Act, (ii) the applicable approval of this Agreement and the Merger by the holders of ITGI Common Stock as required by the DGCL, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states, (v) the listing on the New York Stock Exchange of the common stock of the Surviving Corporation and (vi) as set forth in Section 6B(c) of the Disclosure Schedule.

        (d) No Violation. Assuming that all Consents have been duly made or obtained as contemplated by Section 6B(c), the execution, delivery and performance by ITGI of this Agreement and the consummation by ITGI of the Merger and the declaration and payment of the Special ITGI Cash Dividend will not (i) violate any provision of the Organizational Documents of ITGI,
    (ii) to the best of ITGI's knowledge, violate the DGCL or any other statute, rule, regulation, order or decree of any Governmental Authority by which ITGI or its subsidiaries, or their properties, may be bound or affected or
    (iii) result in a material violation or breach of, or constitute any material default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of (x) any note, bond, mortgage, indenture or deed of trust relating to indebtedness for borrowed money or (y) any material license, lease or other agreement, instrument or obligation to which ITGI or its subsidiaries is a party.

        (e)  Capitalization of ITGI.

           (i) The authorized capital stock of ITGI consists of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, $.01 par value per share ("ITGI PREFERRED STOCK"). As of December 31, 1998, there were 18,590,360 shares of ITGI Common Stock and no shares of ITGI Preferred Stock outstanding. All issued and outstanding shares of capital stock of ITGI are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto.

           (ii) At no time prior to the date hereof did ITGI have more than 18,750,000 shares of ITGI Common Stock issued and outstanding.

           (iii) As of the date hereof, 2,869,967 shares of ITGI Common Stock are issuable upon exercise of outstanding options or other rights to purchase or acquire ITGI Common Stock ("ITGI COMMON STOCK EQUIVALENTS") and zero shares of ITGI Common Stock are reserved for issuance prior to the Effective Time under employee stock ownership, stock purchase, equity compensation and incentive plans of ITGI and its subsidiaries. Except for the ITGI Common Stock Equivalents, there are no options, warrants, calls, subscriptions, or other rights, agreements or commitments obligating ITGI to issue, transfer or sell any shares of capital stock of ITGI or any other securities convertible into or evidencing the right to subscribe for any such shares. Section 6B(e)(i) of the Disclosure Schedule accurately reflects the total outstanding ITGI Common Stock Equivalents that, at the date hereof or any time prior to or through the Effective Time, could be exercised for ITGI Common Stock by contract, arrangement or otherwise (the "EXERCISABLE ITGI RIGHTS") and Section 6B(e)(ii) of the Disclosure Schedule accurately reflects the total outstanding ITGI Common Stock Equivalents that are the subject to any agreement that prevents the exercise of Exercisable ITGI Rights and the purchase or acquisition of ITGI Common Stock pursuant to Exercisable ITGI Rights until after the earlier of the Effective Time or April 29, 1999 (the "LOCK-UP AGREEMENTS"). Section 6B(e)(ii) of the Disclosure Schedule sets forth the aggregate number of shares subject to each form of Lock-Up Agreement, and
       Section 6B(e)(iii) of the Disclosure Schedule contains each form of Lock-Up Agreement.

           (iv) ITGI agrees to promptly advise JEFG (and provide executed copies of any agreement) concerning any Lock-Up Agreement executed after the date of this Agreement, including any amendment to any Lock-Up Agreement. ITGI will, prior to the earlier of the Effective Date or April 30, 1999, only permit the exercise of such Exercisable ITGI Rights that are not subject to Lock-Up Agreements (regardless of whether such Agreements have been executed on or prior to the date hereof or after the date hereof and prior to the Effective Time).

        (f)  SEC Filings.

           (i) ITGI has timely filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC since January 1, 1999 (collectively, the "ITGI SEC REPORTS"), all of which complied as to form in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as the case may be. As of their respective dates, the ITGI SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not, as of their respective dates, and do not contain any untrue statement of a material fact concerning ITGI and its subsidiaries or omit to state a material fact required to be stated therein concerning ITGI and its subsidiaries or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading concerning ITGI and its subsidiaries.

           (ii) ITGI will deliver to JEFG as soon as they become available true and complete copies of any report or other document mailed by ITGI to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time (the "SUBSEQUENT ITGI REPORTS"). As of their respective dates, the Subsequent ITGI Reports will not contain any untrue statement of a material fact or omit to state a material fact concerning ITGI and its subsidiaries or omit to state a material fact required to be stated therein concerning ITGI and its subsidiaries or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading concerning ITGI and its subsidiaries and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of ITGI and its subsidiaries included or incorporated by reference in the ITGI SEC Reports or to be included or incorporated by reference in the Subsequent ITGI Reports have been prepared or will be prepared in accordance with GAAP and fairly present or will fairly present the consolidated financial position of ITGI and its subsidiaries, as of the dates thereof and the consolidated results of operations and consolidated cash flow for the periods to which they relate (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

        (g) Liabilities. Except for the Liabilities arising under this Agreement or set forth or referred to in ITGI SEC Reports or the Proxy/Prospectus, ITGI and its subsidiaries have no material Liabilities, other than those described in Section 6B(g) of the Disclosure Schedule.

        (h) Absence of Changes or Events. Since December 31, 1998, ITGI has not, directly or indirectly, except as described in Section 6B(h) of the Disclosure Schedule:

           (i) except in the ordinary course of business, purchased or otherwise acquired, or agreed to purchase or otherwise acquire, any share of capital stock of ITGI, or any options, warrants or other equity security, debt security or other indebtedness of ITGI or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

           (ii) except in the ordinary course of business (A) created or incurred any indebtedness for borrowed money; (B) assumed, guaranteed, endorsed or otherwise become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation; or (C) entered into any commitment or incurred any liabilities;

           (iii) except in the ordinary course of business, suffered any damage, destruction or loss that is material to ITGI, whether covered by insurance or not; or

           (iv) agreed to do any of the things described in the preceding clauses (i) through (iii).

        (i)  Compliance with Laws.

           (i) Except as described in Section 6B(i)(i) of the Disclosure Schedule, neither ITGI nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any Governmental Authority, or any judgment, decree or order of any court, applicable to their respective business or operations, except where such violation or failure to comply would not give rise to an ITGI Material Adverse Effect.

           (ii) Except as described in Section 6B(i)(ii) of the Disclosure Schedule, (1) ITGI has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies as are necessary to own, lease or operate the properties and to conduct the business in the manner described in the ITGI SEC Reports ("ITGI LICENSES"), except where the failure to have such will not give rise to an ITGI Material Adverse Effect; (2) ITGI is, and within the period of all applicable statutes of limitation has been, in compliance with its obligations under such ITGI Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such ITGI Licenses and
       (3) ITGI has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of ITGI to renew any ITGI License. Neither the execution and delivery by ITGI of this Agreement or any Ancillary Agreement or the payment of the Special ITGI Cash Dividend or the consummation of the Merger will result in any revocation or termination of any ITGI License. Set forth in Section 6B(i)(ii) of the Disclosure Schedule is a true and complete list of all ITGI Licenses which are necessary for the conduct of the business described in clause (1) above.

        (j) Labor and Employment Matters. Except as described in Section 6B(j) of the Disclosure Schedule:

           (i) Neither ITGI nor any of its subsidiaries is a party to any union contract or other collective bargaining agreement. ITGI and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, safety, wages and hours, except where the failure to comply will not give rise to a ITGI Material Adverse Effect, and are not engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against or affecting ITGI or any of its subsidiaries, and no union organizing activities with respect to any of its employees are occurring or threatened.

           (ii) Neither ITGI nor any of its subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or any entity affiliated with any past or present officer, director or employee, other than the agreements executed by employees generally, the forms of which have been provided to JEFG.

        (k) No Puts. Except as set forth in Section 6B(k) of the Disclosure Schedule, neither the execution and delivery by ITGI of this Agreement or any Ancillary Agreement nor payment of the Special ITGI Cash Dividend or the consummation of the Merger gives rise to any obligation of ITGI or any of its subsidiaries, or any right of any holder of any security of ITGI or any of its subsidiaries to require ITGI to purchase, offer to purchase, redeem or otherwise prepay or repay any such security, or deposit any funds to effect the same.

        (l) Leases. There have been made available to JEFG true and complete copies of each lease pursuant to which real property is held under lease by ITGI and under which JEFG is a guarantor, and true and complete copies of each lease pursuant to which ITGI leases real property to others. Section 6B(l) of the Disclosure Schedule sets forth a true and complete list of all such leases. The leased real properties are in good operating order and condition.

        (m) Contracts and Commitments. Section 6B(m) of the Disclosure Schedule sets forth each existing contract, obligation, commitment, agreement or understanding of any type in any of the following categories:

           (i) contracts that provide for payments by ITGI in any year aggregating in excess of $100,000;

           (ii) any contract under which ITGI has become absolutely or contingently or otherwise liable for (1) the performance under a contract of any other person, firm or corporation or (2) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

           (iii) any contract under which any amount payable by ITGI is dependent upon the revenues or profits of ITGI or its subsidiaries;

           (iv) any contract with any director, officer or five percent or greater stockholder of ITGI or any contract with any entity in which, to the best of ITGI's knowledge, any director, officer or stockholder or any family member of any director, officer or stockholder has a material economic interest; and

           (v) any contract that limits or restricts where ITGI may conduct its business or the type or line of business that ITGI may engage in.

        ITGI is not in breach of or default under any such contract, obligation, commitment, agreement or understanding.

        (n) Litigation. Except as described in Section 6B(n) of the Disclosure Schedule, there is no (1) claim, action, suit or proceeding pending or, to the best of ITGI's knowledge, threatened against ITGI or any of its subsidiaries by or before any Governmental Authority or (2) outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which ITGI or any of its subsidiaries was or is a party or by which any of them or any of their respective assets may be bound or affected.

        (o) Environmental Matters. To the best knowledge of ITGI, without any special inquiry, (i) ITGI and its subsidiaries are, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Laws, (ii) ITGI and its subsidiaries have all material permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance with their requirements, and the consummation by ITGI of the transactions contemplated hereby will not require any notification, disclosure, registration, reporting, filing, investigation, or remediation under any Environmental Law, (iii) there are no pending or threatened Environmental Claims against ITGI or any of its subsidiaries, (iv) ITGI has no knowledge of any circumstances that could reasonably be anticipated to form the basis of an Environmental Claim against ITGI or any of its subsidiaries or any of their respective properties or operations and the business operations relating thereto and
    (v) there has been no disposal, spill, discharge or release of any hazardous or toxic substance or material, as defined or regulated by any Environmental Law, on, at or under any property that could reasonably be expected to result in material liability of, or material costs to, ITGI under any Environmental Law.

        (p) Ownership of JEFG Common Stock. Except as set forth in Section 6B(p) of the Disclosure Schedule, ITGI and its subsidiaries own no JEFG Common Stock and are party to no contracts or options which would allow or obligate ITGI or any of its subsidiaries to purchase JEFG Common Stock.

        (q) Finders or Brokers. Other than Donaldson, Lufkin & Jenrette Securities Corporation, neither ITGI nor any of its subsidiaries has employed any investment banker broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee, discount or commission.

        (r) Fairness Opinion. ITGI has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation attached as Appendix E hereto.

        (s) Board and Special Committee Recommendations. The Board of Directors of ITGI has, by a unanimous vote at a meeting of such Board duly held on March 16, 1999, approved and adopted, and declared advisable, this Agreement and authorized the declaration and payment of the Special ITGI Cash Dividend and determined that this Agreement and the Merger are in the best interest of the stockholders of ITGI, and prior to the date hereof has resolved to recommend that the holders of ITGI Common Stock approve and adopt this Agreement. In addition, a Special Committee of the Board of Directors of ITGI consisting exclusively of independent directors (the "ITGI SPECIAL COMMITTEE") has, by a unanimous vote at a meeting of such committee held on March 15, 1999, unanimously approved, and declared advisable, this Agreement and determined that this Agreement and the Merger are fair to and in the best interests of ITGI's stockholders other than JEFG.

7.  COVENANTS OF JEFG AND ITGI

        (a) Certain Changes. Except as contemplated by this Agreement and the Ancillary Agreements, ITGI agrees that, without the prior written consent of JEFG, between the date hereof and the Closing Date, ITGI will, and ITGI will cause each of its subsidiaries to (i) conduct its affairs in the ordinary course of business consistent with past and then current practice, (ii) not adopt, amend or modify any employment or personnel contract or plan, or increase the level of compensation payable to any officer or employee other than in accordance with past practice or as otherwise required by law or the terms of any such contract or plan; (iii) refrain from (A) issuing any capital stock or security convertible into capital stock of ITGI, except pursuant to Exercisable ITGI Rights that are not subject to Lock-Up Agreements, (B) granting any option to purchase or acquire ITGI Common Stock, which option is granted outside of the ordinary course or inconsistent with past practice or is exercisable at any time prior to April 30, 1999, and (C) taking any other action that would otherwise alter its capital structure, (iv) refrain from paying any dividend (other than the Special ITGI Cash Dividend) or making any distribution (including, any stock split or stock dividend) with respect to its securities, (v) refrain from entering into any contract or arrangement other than in the ordinary course of business and (vi) refrain from amending its Certificate of Incorporation or By-laws. ITGI agrees to promptly advise JEFG if it has more than 18,750,000 shares of ITGI Common Stock outstanding at any time prior to the Effective Time, or any person holding, or exercising rights under, ITGI Common Stock Equivalents shall have validly tendered any exercise form related thereto and demanded the issuance and delivery of ITGI Common Stock in respect of any such ITGI Common Stock Equivalent prior to the Effective Time. ITGI agrees not to amend, by written instrument, document, waiver or other act or practice, any Lock-Up Agreement without JEFG's prior written consent.

        Except as contemplated by this Agreement and the Ancillary Agreements, JEFG agrees that, without the prior written consent of ITGI, between the date hereof and the Closing Date, JEFG will, and JEFG will cause each of the Non-ITGI Subsidiaries to (1) conduct its affairs in the ordinary course of business consistent with past and then current practice, (2) not adopt, amend or modify any employment or personnel contract or plan, or increase the level of compensation payable to any officer or employee other than in accordance with past practice or as otherwise required by law or the terms of any such contract or plan; (3) refrain from issuing any capital stock or security convertible into capital stock, except pursuant to outstanding stock options and equity compensation awards, or granting any option or equity compensation awards except any such option or award that by its terms becomes, upon consummation of the Transfers, an option to purchase or acquire Holding Common Stock or an award in equity of Holding, or taking any other action that would be specified in Section 6A(e) of the Disclosure Schedule, or taking any other action that would otherwise alter its capital structure, (4) refrain from paying any dividend (other than the Distribution) or making any distribution (including, any stock split or stock dividend) with respect to its securities, (5) refrain from entering into any contract or arrangement other than in the ordinary course of business and (6) refrain from amending its Certificate of Incorporation or By-laws.

        (b) Proxy/Prospectus and Proxy/Information Statement. JEFG agrees that the Proxy/ Prospectus and any amendment or supplement thereto and the Proxy/Information Statement and any amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders' Meetings, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to any information relating solely to ITGI and any of its subsidiaries (including financial and statistical information), the Special ITGI Cash Dividend or the ITGI-provided information concerning the Merger, as set forth in detail in Schedule B to the Distribution Agreement (the "ITGI MERGER INFORMATION"). If at any time prior to the Stockholders' Meetings, either the Proxy/Prospectus or the Proxy/Information Statement shall, as it relates solely to JEFG or any of the Non-ITGI Subsidiaries, the Transfers, the Ancillary Agreements, the Distribution or the JEFG Merger Information (defined below), contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, JEFG shall promptly notify ITGI and such parties shall use their best efforts to promptly cause to be filed with the SEC and, as required by law, disseminated to the stockholders of JEFG and ITGI an amendment or supplement that will result in the Proxy/Prospectus and/or the Proxy/Information Statement (as the case may be), as so amended or supplemented, not containing an untrue statement of a material fact and not omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to any information relating solely to ITGI, any of its subsidiaries, the Special ITGI Cash Dividend and the ITGI Merger Information. JEFG will not file any amendment or supplement to the Proxy/ Prospectus or Proxy/Information Statement, or submit any information to the SEC in connection therewith, without prior consultation with ITGI.

        ITGI agrees that the Proxy/Prospectus and any amendment or supplement thereto and the Proxy/Information Statement and any amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders' Meetings, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to any information relating solely to JEFG and the Non-ITGI Subsidiaries (including financial and statistical information), the Transfers, the Ancillary Agreements, the Distribution or the JEFG-provided information concerning the Merger, as set forth in detail in Schedule A to the Distribution Agreement (the "JEFG MERGER INFORMATION"). If at any time prior to the Stockholders' Meetings, either the Proxy/Prospectus or the Proxy/Information Statement, as it relates solely to ITGI or any of its subsidiaries, the Special ITGI Cash Dividend or the ITGI Merger Information, shall contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, ITGI shall promptly notify JEFG and such parties shall use their best efforts to promptly cause to be filed with the SEC and, as required by law, disseminated to the stockholders of JEFG and ITGI an amendment or supplement that will result in the Proxy/Prospectus and/or the Proxy/Information Statement (as the case may be), as so amended or supplemented, not containing an untrue statement of a material fact and not omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to any information relating solely to JEFG and the Non-ITGI Subsidiaries, the Transfers, the Ancillary Agreements, the Distribution or the JEFG Merger Information. ITGI will not file any amendment or supplement to the Proxy/Prospectus or Proxy/Information Statement, or submit any information to the SEC in connection therewith, without prior consultation with JEFG.

        (c) Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its commercially reasonable efforts to (i) execute and deliver such further instruments and documents and take such other actions as the other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

        (d) Expenses. Each of JEFG and ITGI shall be responsible for the Transaction Expenses (as defined below), as set forth in this paragraph (d). To the extent JEFG, Holding or ITGI incurs expenses in connection with the Transactions (as defined below) which do not constitute Transaction Expenses, the party incurring such expense shall be solely responsible for such expenses. "TRANSACTION EXPENSES" shall be limited to reasonable "OUT-OF-POCKET" expenses (i.e., expenses paid to a third party, excluding internal costs or allocations) of JEFG, Holding or ITGI that have been incurred because of or in order to effect the JEFG Transactions and the Special ITGI Cash Dividend (collectively, the "TRANSACTIONS"), including:

           (i) fees paid to investment bankers and their counsels,

           (ii) fees paid to outside counsel, including those who are giving legal opinions,

           (iii) fees paid to effect all of the Transfers, including (A) consent payments and fees and expenses in respect of the transfer of JEFG's
       8 7/8% Senior Notes due 2004 (the "8 7/8% NOTES") and the 7 1/2% Notes to Holding pursuant to the Assumption, not to exceed the aggregate amount set forth in Section 7(d)(iii) of the Disclosure Schedule, and (B) payments to landlords, third parties or others to whom JEFG has given guarantees in order to obtain their consents to the release of JEFG from the related obligations,

           (iv) professional and closing fees (but excluding financing costs) paid in order to replace financing arrangements that have been affected by the Transactions or new financing arrangements of ITGI or the Surviving Corporation,

           (v) fees paid to compensation and benefit plan consultants, actuaries, and the like to the extent services are rendered (a) for changes to existing plans which are necessary in order to effect or because of the Transactions or (b) to implement new plans which will replace plans which had been in place at JEFG or ITGI prior to the Transactions, excluding fees for services rendered to implement new plans which are not substantially similar in purpose and effect to existing JEFG plans and costs related to enhanced pension benefits and any underfunding liability of existing plans,

           (vi) payments to the ITGI Special Committee and their counsel,

           (vii) costs of acquiring and installing (and licensing fees limited to first year licensing fees for) software by ITGI, but only to the extent that such systems provide reasonably similar information and functionality as that currently used or provided by JEFG or ITGI,

           (viii)tax, accounting and auditing services provided by KPMG LLP and Ernst & Young LLP in connection with the Transactions, and

           (ix) costs of securityholder matters (exclusive of matters addressed in clause (iii)(A) above) and agency matters related to the Transactions, including solicitation, printing, mailing, registrar and transfer agent fees, exchange agent, distribution agent, trustee and escrow agent fees and expenses, filing fees, listing fees and other regulatory fees and licenses.

Expenses of JEFG and Holding which may constitute Transaction Expenses relevant for the allocation in the second succeeding sentence shall be counted on a dollar-for-dollar basis for Transaction Expenses incurred which are not tax deductible and on the basis of $0.565 for each dollar of Transaction Expenses incurred which are tax deductible and, based upon such procedure, shall not exceed $11.5 million in the aggregate. Expenses of ITGI which may constitute Transaction Expenses relevant for the allocation in the following sentence shall be counted on a dollar-for-dollar basis for Transaction Expenses incurred which are not tax deductible and on the basis of $0.565 for each dollar of Transaction Expenses incurred which are tax deductible and, based upon such procedure, shall not exceed $6.0 million. The allocation of responsibility for Transaction Expenses between JEFG and ITGI shall be determined by dividing (A) the sum of
(i) the lesser of $11.5 million or the dollar amount of Transaction Expenses actually incurred by JEFG and Holding (with such lesser amount constituting the "REIMBURSABLE JEFG EXPENSE CAP") plus (ii) the lesser of $6.0 million or the dollar amount of Transaction Expenses actually incurred by ITGI (with such lesser amount constituting the "REIMBURSABLE ITGI EXPENSE CAP"), by (B) two (with the resulting amount constituting the "RATABLE TRANSACTION EXPENSE RESPONSIBILITY"). Following determination of the Ratable Transaction Expense Responsibility, (y) ITGI (or the Surviving Corporation, in the event such determination occurs after the Effective Time) shall reimburse JEFG (or Holding or its subsidiaries, in the event such determination occurs after the Effective
Time) for any positive difference resulting after subtracting the Ratable Transaction Expense Responsibility from the Reimbursable JEFG Expense Cap or (z) JEFG (or Holding, in the event such determination occurs after the Effective
Time) shall reimburse ITGI (or the Surviving Corporation, in the event such determination occurs after the Effective Time) for any positive difference resulting after subtracting the Ratable Transaction Expense Responsibility from the Reimbursable ITGI Expense Cap.

Notwithstanding the foregoing, (A) expenses that would otherwise be incurred in the ordinary course of business or are the result of changes being implemented coincident with the JEFG Transactions at management's discretion do not qualify as Transaction Expenses, (B) when there is a range of options that may be taken with respect to an expense that fits within the matters described in clauses (i) through (ix) above, only the least expensive alternative qualifies as a Transaction Expense (and any amount in excess of the least expensive alternative shall be for the account of, and shall be the sole responsibility of, the party that incurred such expense), and (C) no services rendered or expenses incurred subsequent to the Effective Time (other than any such expenses incurred to comply with Section 3.01 of the Distribution Agreement) will qualify as Transaction Expenses.

Notwithstanding any other provision set forth in this Paragraph (d), (A) JEFG shall be responsible for all Transaction Expenses in the event that JEFG, as a stockholder of ITGI, fails to vote in favor of the Merger Agreement and thereby causes the failure of the Merger Agreement to be approved and adopted at the ITGI Stockholders' Meeting, (B) ITGI shall be responsible for all Transaction Expenses in the event that ITGI breaches, or any of its subsidiaries breaches its representations, warranties or covenants contained in Section 6B(e)(ii),
Section 6B(e)(iii), the second sentence of Section 6B(e)(iv), Section 7(a) (iii) or the second sentence of Section 7(j) hereof and such action causes an inability to satisfy any of the conditions set forth in Section 8(h) or 11(b) hereof, (C) any party that breaches Section 7(m) hereof shall be responsible for all Transaction Expenses, (D) any party that causes the condition set forth in
Section 8(h) or 11(b) not to be fulfilled shall be responsible for all Transaction Expenses, and (E) JEFG shall be responsible for all Transaction Expenses in the event it participates, but does not afford the benefit to the ITGI Public Stockholders of their full participation, in a transaction described in Section 7(l) hereof.

    (e) Access to Information. From the date of this Agreement to the Effective Time, JEFG and ITGI shall afford the other and its accountants, counsel and designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contacts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other (other than data and information subject to an attorney-client or other privilege), insofar as such access is reasonably required by the other including, without limitation, for audit, accounting and litigation purposes.

    (f) Affiliates. Sections 7A(f)(i) and (ii) of the Disclosure Schedules list all persons who may currently be deemed to be "AFFILIATES" of JEFG and ITGI, respectively, for purposes of Rule 145 under the Securities Act ("AFFILIATES"), and each such party shall advise the other in writing of any person who becomes an Affiliate after the date hereof and prior to the Effective Time, and shall use its commercially reasonable efforts to cause each such person to deliver to the other party, at or prior to the Effective Time, a written agreement substantially in the form of Exhibit 7A(f) hereto.

    (g) Press Releases. Neither ITGI nor JEFG shall make or issue any press release or other public statement with respect to any of the transactions contemplated hereby without obtaining the prior written approval of the other, which consent shall not be unreasonably withheld.

    (h) Consents. JEFG agrees to use its reasonable best efforts to obtain all Governmental Consents referenced in Section 6A(c) hereof and the Consents listed on Section 6A(c) of the Disclosure Schedule. ITGI agrees to use its reasonable best efforts to obtain all Governmental Consents and other consents referenced in Section 6B(c) hereof.

    (i)  Amendment of Distribution Agreement.   JEFG shall not modify, amend or
waive any provision of the Distribution Agreement, unless JEFG shall have obtained the consent of ITGI, which consent shall not be unreasonably withheld.

    (j) ITGI Lock-Up Covenants. ITGI agrees to refrain, and to cause its subsidiaries to refrain, from purchasing, or entering into options or contracts which would allow or obligate ITGI or any of its subsidiaries to purchase, JEFG Common Stock prior to the Effective Time. ITGI agrees to use its commercially reasonable efforts to obtain agreements from the holders of ITGI Common Stock Equivalents not to exercise such options prior to the earlier of (x) the Effective Time and (y) April 30, 1999.

    (k) Termination of Certain Intercompany Agreements. JEFG and ITGI agree that the Development Rights Agreement and the Intercompany Borrowing Agreement, each dated March 14, 1994, between JEFG and ITGI, shall be terminated effective as of the Pre-Closing without liability to any party thereunder, and each party will execute and deliver prior to the Pre-Closing such instruments as the other party reasonably may request to give effect to the foregoing.

    (l) Other JEFG Covenants Prior to Pre-Closing. In the event that at any time prior to the Pre-Closing, JEFG receives a third party offer to purchase its entire equity interest in ITGI, JEFG agrees to use its commercially reasonable best efforts to endeavor to obtain, but shall not be obligated to obtain, the same economic terms and benefits of such offer for the benefit of the ITGI Public Stockholders.

    (m) Standstill After Pre-Closing. Each of JEFG and ITGI agrees that it will not, at any time from and after the Pre-Closing and prior to the Effective Time, knowingly take any action that would result in ITGI's ceasing to be a member of the affiliated group (within the meaning of Section 1504(a) of the Code) of which JEFG is the parent.

    (n) JEFG Transfers of Liabilities. JEFG shall take all necessary action prior to the Pre-Closing Date in order to effect the transfer to Holding (or to JEFCO, as appropriate), after the Pre-Closing

Date and prior to the Effective Time, of all JEFG Liabilities that are not related to ITGI or ITGI's subsidiaries. If, due to the inability of JEFG to transfer certain of such JEFG Liabilities to Holding or obtain for itself any required third party releases from such Liabilities or any required consent in connection with any transfer set forth in the preceding sentence, and therefore JEFG shall have Liabilities immediately prior to the Effective Time (excluding Liabilities related to ITGI or ITGI's subsidiaries, Liabilities of ITGI or the Surviving Corporation arising pursuant to this Agreement or the Ancillary Agreements, contingent Liabilities arising by operation of law and Liabilities related to asserted or unasserted litigation, the responsibility for which cannot be reasonably quantified or ascertained) (with such JEFG Liabilities, excluding the Liabilities in the preceding parenthetical, constituting the "RESIDUAL LIABILITIES"), JEFG shall take such action prior to the Pre-Closing Date, in form and substance reasonably satisfactory to ITGI, to discharge, offset, reserve against or otherwise mitigate the Residual Liabilities (through prepayments, reserves, insurance, defeasance, trust arrangements, replacement guarantees or the provision to third party creditors, landlords, ITGI or the Surviving Corporation of one or more letters of credit) for all Residual Liabilities in excess of the Applicable Amount (defined below). The "APPLICABLE AMOUNT" of unmitigated Residual Liabilities, as used in the preceding sentence, shall be $5.0 million from and after the Effective Time until the first anniversary thereof; $3.33 million from and after the first anniversary until the second anniversary of the Effective Time; $1.67 million from and after the second anniversary until the third anniversary of the Effective Time; and $0 from and after the third anniversary of the Effective Time. JEFG agrees to obtain, for the benefit of ITGI (or the Surviving Corporation after the Effective Time), one or more letters of credit in an aggregate undrawn face amount not less than the amount by which the aggregate unmitigated Residual Liabilities exceeds the Applicable Amount. Such letters of credit shall be issued by one or more nationally recognized financial institutions reasonably satisfactory to ITGI, be in form and substance reasonably satisfactory to ITGI and expire not earlier than 135 days after the date on which the related unmitigated Residual Liabilities terminate.

8.  CONDITIONS TO THE OBLIGATIONS OF JEFG AND ITGI TO CONSUMMATE THE PRE-CLOSING

    The respective obligations of ITGI, on the one hand, and JEFG, on the other hand, to consummate the Pre-Closing are subject to the fulfillment (or waiver in writing by a duly authorized officer of the party which did not fail to satisfy such condition or requirement) of the following requirements and conditions:

    (a) Stockholder Approvals. This Agreement (including the Charter Amendment) and the issuance of JEFG Common Stock pursuant to this Agreement shall have been approved and adopted by the requisite votes of JEFG's stockholders in accordance with the DGCL, New York Stock Exchange requirements and the Organizational Documents of JEFG. This Agreement shall have been approved and adopted by the requisite votes of ITGI's stockholders in accordance with the DGCL and the Organizational Documents of ITGI.

    (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, sanction or other order issued by any court of competent jurisdiction, self-regulatory organization or body, stock exchange or other legal or regulatory restraint or prohibition shall have been issued and be in effect (i) restraining or prohibiting the consummation of the Merger, the Contribution, the Assumption, the Special ITGI Cash Dividend, the Distribution or the other transactions contemplated by the Ancillary Agreements or this Agreement or (ii) prohibiting or limiting the ownership, operation or control by the Surviving Corporation or JEFG or any of their respective subsidiaries of any portion of the business or assets of ITGI or its subsidiaries as of the Effective Time, or compelling the Surviving Corporation or JEFG or ITGI or any of their respective subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of JEFG, ITGI or any of their respective subsidiaries as of the Effective Time; nor shall any action have been taken by a governmental regulatory authority, agency or instrumentality, self-regulatory organization or body, stock exchange or any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any governmental regulatory authority, agency or instrumentality, self-regulatory organization or body, stock exchange or arbitrator, which is in effect and has the effect of making the Contribution, the Assumption, the Special ITGI Cash Dividend, the Distribution or the Merger, illegal or otherwise prohibiting the consummation of the Contribution, the Assumption, the Special ITGI Cash Dividend, the Distribution or the Merger.

    (c) Proxy/Prospectus and Proxy/Information Statement. The registration statement with respect to the Proxy/Prospectus shall have been declared effective under the Securities Act and no stop orders with respect thereto shall have been issued and the Proxy/Prospectus shall have been furnished to the stockholders of ITGI. JEFG shall have received all requisite authorizations under all applicable state securities or blue sky laws necessary to consummate the issuance of JEFG Common Stock pursuant to this Agreement. The Proxy/Information Statement shall have been furnished to the stockholders of JEFG.

    (d) NYSE Listing. Approval for listing by the New York Stock Exchange, Inc. upon official notice of issuance of JEFG Common Stock to be issued in the Merger shall have been received by JEFG.

    (e) Supplemental Indentures. Supplemental indenture(s) in form and substance satisfactory to JEFG and ITGI shall have been duly executed in respect of the 8 7/8% Notes, pursuant to which, effective as of the date the Transfers are completed, Holding shall assume, and JEFG shall be released from, JEFG's obligations under the 8 7/8% Notes and the related indenture. ITGI and its counsel shall have been provided complete copies of such supplemental indenture(s) and the officers' certificate(s) and opinion(s) of JEFG's counsel (which expressly permit(s) ITGI to rely thereon) provided to the trustee for the 8 7/8% Notes in connection therewith, and such officer's certificate(s) and opinion(s) shall be satisfactory in form and substance to ITGI.

    (f) Accounting Advisory Letter. ITGI and JEFG shall have received a letter from KPMG LLP, dated as of the Pre-Closing Date, substantially in the form set forth in Section 8(f) of the Disclosure Schedule.

    (g) Escrow. The Escrow Agreement shall have been executed and delivered by JEFG, ITGI and the Escrow Agent, and all items required to be delivered into escrow thereunder shall have been delivered, to be released by the Escrow Agent in accordance with the terms and conditions thereof.

    (h) JEFG's Maintenance of Minimum Ownership Levels of ITGI Common Stock. JEFG and ITGI shall be reasonably satisfied that, at all relevant times prior to the Pre-Closing Date, JEFG owns at least 80% of the outstanding ITGI Common Stock and that no capital stock of ITGI (other than ITGI Common Stock) shall have been issued or outstanding.

    (i) Satisfaction of Distribution Agreement Conditions. All conditions to the Distribution set forth in Section 2.02 of the Distribution Agreement shall have been satisfied and if any condition shall not have been satisfied as of the Pre-Closing Date such condition shall have been waived by JEFG, in its sole discretion.

    (j) Absence of Withdrawal or Amendment of Tax Ruling. The tax ruling from the Internal Revenue Service relating to the Transfers, the Distribution and certain aspects of the Merger obtained prior to the date hereof (the "TAX RULING") shall not have been, prior to the Pre-Closing, withdrawn by the IRS or modified by the IRS in any material adverse respect.

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
9.  CONDITIONS TO THE OBLIGATIONS OF JEFG TO CONSUMMATE THE PRE-CLOSING

    The obligations of JEFG under this Agreement to effect the Pre-Closing are subject to the fulfillment (or waiver in writing by a duly authorized officer of JEFG), prior to or at the Pre-Closing, of each of the following conditions:

    (a) Representations, Warranties and Covenants of ITGI. The representations and warranties of ITGI herein contained shall be true and correct as of the Pre-Closing Date in all material respects with the same effect as though made at such time, except to the extent waived hereunder or affected by the transactions contemplated herein; ITGI shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Pre-Closing Date; and ITGI shall have delivered to JEFG a certificate in form and substance satisfactory to JEFG dated the date of the Pre-Closing Date and signed by the chief executive officer and the chief financial officer of ITGI to such effect.

    (b) Consents. ITGI shall have obtained all Governmental Consents and shall have obtained all other Consents referenced in Section 6B(c) and designated to be required to have been obtained on or prior to the Pre-Closing.

    (c)  Opinions of Counsel.

        (i) ITGI shall have delivered to JEFG opinions, dated the Pre-Closing Date, satisfactory to counsel for JEFG, of Cahill Gordon & Reindel, counsel to ITGI, to the effect that:

       (1) ITGI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to enter into and perform its obligations under this Agreement.

       (2) The execution, delivery and performance of this Agreement and the consummation of the Merger as provided herein by ITGI have been duly authorized and approved by all requisite corporate action; this Agreement has been duly executed and delivered by ITGI and constitutes a valid and binding obligation of ITGI, enforceable in accordance with its terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights and by general principles of equity.

       (3) Upon the filing of the appropriate certificate of merger with the Secretary of State of the State of Delaware, the Merger shall be effective in accordance with the terms of this Agreement and the DGCL.

       (4) All such approvals, consents, authorizations or modifications as may, to the knowledge of such counsel, be required to permit the performance by ITGI of its respective obligations under this Agreement and consummation of the transactions herein contemplated have been obtained (whether from Governmental Authorities or other persons).

    In rendering its opinion letter, Cahill Gordon & Reindel may rely on certificates of officers of ITGI or its subsidiaries or government officials, opinions of other counsel and such other evidence as such counsel for ITGI may deem necessary or desirable.

        (ii) JEFG shall have received an opinion of Morgan, Lewis & Bockius LLP, in form and substance reasonably satisfactory to JEFG and substantially in the form of Appendix F (following Morgan, Lewis & Bockius LLP's receipt of representations of officers of ITGI and JEFG substantially in the form of Appendices G-1 and G-2), on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Pre-Closing Date, to the effect that, with respect to the ITGI Public Stockholders, the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and that each of JEFG and ITGI will be a party to the reorganization within the meaning of Section 368(b) of the Code.

10.  CONDITIONS TO THE OBLIGATIONS OF ITGI TO CONSUMMATE THE PRE-CLOSING

    The obligations of ITGI under this Agreement to effect the Pre-Closing are subject to the fulfillment (or waiver in writing by a duly authorized officer of ITGI), prior to or at the Pre-Closing, of each of the following conditions:

    (a) Representations, Warranties and Covenants of JEFG. The representations and warranties of JEFG herein contained shall be true and correct as of the Pre-Closing Date in all material respects with the same effect as though made at such time, except to the extent waived hereunder or affected by the transactions contemplated herein; JEFG shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Pre-Closing Date; and JEFG shall have delivered to ITGI a certificate in form and substance satisfactory to ITGI dated the Pre-Closing Date and signed by the chief executive officer and the chief financial officer of JEFG to such effect.

    (b)  [Intentionally Omitted].

    (c)  [Intentionally Omitted].

    (d) Options. JEFG shall have delivered to ITGI a copy (certified by the Secretary of JEFG) of duly adopted resolutions of the Board of Directors of JEFG accelerating the vesting and exercisability of all options to purchase or acquire JEFG Common Stock, which acceleration shall be effective on or before the release of the Special ITGI Cash Dividend pursuant to the Escrow Agreement. JEFG shall have caused all outstanding JEFG Common Stock Equivalents to have been exercised or canceled, or exchanged (conditioned upon completion of the Distribution) for options, shares, or common stock equivalents of Holding as of, or within two business days following the Pre-Closing Date, or reserved against without the Surviving Corporation's responsibility after the Effective Time.

    (e) Transfer and Releases. JEFG shall have taken all necessary action to effect the transfer (after the Pre-Closing Date before the Effective Time) of all JEFG Liabilities, excluding the Residual Liabilities, to Holding and to provide that the unmitigated Residual Liabilities shall not be in excess of the Applicable Amount.

    (f) Consents. JEFG shall have obtained all Governmental Consents referenced in Section 6A(c) hereof and shall have obtained all Consents listed in Section 10(f) of the Disclosure Schedule.

    (g)  Opinion of Counsel.

        (i) JEFG shall have delivered to ITGI an opinion, dated the Pre-Closing Date, satisfactory to counsel for ITGI, of Morgan, Lewis & Bockius LLP, counsel for JEFG, to the effect that:

           (1) JEFG is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power to enter into and perform its obligations under this Agreement.

           (2) The execution, delivery and performance of this Agreement by JEFG and the Ancillary Agreements by JEFG and Holding and the issuance of JEFG Common Stock pursuant to this Agreement have been duly authorized and approved by all requisite corporate action; this Agreement has been duly executed and delivered by JEFG and constitutes a valid and binding obligation of JEFG enforceable against JEFG in accordance with its terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights and general principles of equity; the Ancillary Agreements have been duly executed and delivered by JEFG and Holding, and constitute a valid and binding obligation of JEFG and Holding and are enforceable in accordance with their terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights and general principles of equity.

           (3) Upon the filing of the appropriate certificate of merger with the Secretary of State of the State of Delaware, the Merger shall be effective in accordance with the terms of this Agreement and the DGCL.

           (4) All such approvals, consents, authorizations or modifications as may, to the knowledge of such counsel, be required to permit the performance by JEFG of its respective obligations under this Agreement and consummation of the transactions herein contemplated have been obtained (whether from Governmental Authorities or other persons).

           (5) The JEFG Common Stock to be issued by JEFG as contemplated by this Agreement has been duly authorized and upon delivery to the ITGI Public Stockholders, will be duly and validly issued, fully paid and non-assessable, and will not have been issued in violation of any statutory preemptive rights of stockholders.

    In rendering its opinion letter, Morgan, Lewis & Bockius LLP may rely on certificates of officers of JEFG, opinions of other counsel and such other evidence as such counsel for JEFG may deem necessary or desirable.

        (ii) ITGI shall have received an opinion of Cahill Gordon & Reindel, in form and substance reasonably satisfactory to ITGI and substantially in the form of Appendix H (following Cahill Gordon & Reindel's receipt of representations of officers of ITGI and JEFG substantially in the form of Appendices I-1 and I-2), on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Pre-Closing Date, to the effect that the Merger will be treated for federal income tax purposes from the perspective of the ITGI Public Stockholders as a reorganization qualifying under the provisions of Section 368(a) of the Code, and that each of JEFG and ITGI will be a party to the reorganization within the meaning of
    Section 368(b) of the Code.

    (h) Amendment of Distribution Agreement. No provision of the Distribution Agreement shall have been modified, amended or waived without the prior written consent of ITGI, which consent shall not be unreasonably withheld.

    (i) Other. All certificates, consents and opinions, including any provision therein permitting ITGI to rely thereon, delivered in connection with the supplemental indentures referred to in Section 6(A)(t) shall not have been withdrawn.

    (j) Procurement of Any Necessary Letters of Credit. JEFG shall have procured and delivered to ITGI all necessary letters of credit concerning unmitigated Residual Liabilities in excess of the Applicable Amount as may be required by Section 7(n) hereof.

11.  CONDITIONS TO THE OBLIGATIONS OF JEFG AND ITGI TO CONSUMMATE THE MERGER

    The obligations of each of JEFG and ITGI under this Agreement to effect the Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of JEFG and ITGI), prior to or at the Effective Time, of each of the following conditions:

    (a) Pre-Closing Consummated. The Pre-Closing shall have been consummated in accordance with this Agreement and the Escrow Agreement shall have been fully complied with.

    (b) JEFG's Maintenance of Minimum Ownership Levels of ITGI Common Stock. JEFG and ITGI shall be reasonably satisfied that, at all relevant times prior to the Effective Time, JEFG owns at least 80% of the outstanding ITGI Common Stock and that no capital stock of ITGI (other than ITGI Common Stock) shall have been issued or outstanding.

    (c) Absence of Withdrawal or Amendment of Tax Ruling. The Tax Ruling shall not have been, prior to the Effective Time, withdrawn by the IRS or modified by the IRS in any material adverse respect.

12.  NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

    The representations, warranties, covenants and other obligations of JEFG and ITGI hereunder shall not survive the Merger; PROVIDED, HOWEVER, that Section 7(d) hereof shall survive (i) the Merger in accordance with Section 12.01 of the Distribution Agreement and (ii) any termination of this Agreement prior to the Effective Time pursuant to Section 13 hereof.

13.  TERMINATION

    (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the completion of the Pre-Closing
(i) by mutual written consent of JEFG and ITGI or (ii) by either party upon (x) the failure of the other party to satisfy any covenant or agreement set forth in this Agreement or the Ancillary Agreements or (y) upon the discovery of any representation of the other party which is false in any material respect or for which there is a material omission to disclose information which makes any representation of the other party materially misleading or (z) the failure to satisfy any condition set forth in Section 8 hereof or the failure of the other party to satisfy a condition to such party's obligation to consummate the Pre-Closing set forth in Section 9 or 10 hereof, as applicable.

    (b) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time after completion of the Pre-Closing and prior to the Closing (i) by mutual written consent of JEFG and ITGI or (ii) by either party upon the failure of the condition set forth in Section 11(b) or 11(c) hereof to be satisfied unless and to the extent such failure occurred as a result of such party's breach of any representation, warranty or covenant set forth in this Agreement.

14.  ENTIRE AGREEMENT

    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

15.  NOTICES

    All notices and communications under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given when received addressed as follows:

                           If to ITGI to:
                           Investment Technology Group, Inc.
                           380 Madison Avenue, 4th Floor
                           New York, New York 10017
                           Attention: Chief Financial Officer

                           With a copy to:
                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York 10005
                           Attention: Immanuel Kohn, Esq.
                           If to JEFG to:
                           Jefferies Group, Inc.
                           11100 Santa Monica Boulevard, 11th Floor
                           Los Angeles, California 90025
                           Attention: Chief Financial Officer
                           With a copy to:
                           Morgan, Lewis & Bockius LLP
                           1701 Market Street
                           Philadelphia, PA 19103-2921
                           Attention: Brian J. Lynch, Esq.

    Such notices shall be deemed received (i) as of the date of delivery by hand delivery, (ii) one business day after such notice is given to a national overnight delivery service or (iii) five business days after placed in the United States mail, provided such mail is sent by certified mail with return receipt requested. Either party may, by written notice so delivered to the other party, change the address to which delivery of any notice shall thereafter be made.

16.  GOVERNING LAW

    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

17.  COUNTERPARTS

    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                          JEFFERIES GROUP, INC.

                                          By: /s/ CLARENCE T. SCHMITZ
                                          --------------------------------------
                                          Name: Clarence T. Schmitz
                                          Title: Executive Vice President and
                                                 Chief Financial Officer

                                          INVESTMENT TECHNOLOGY GROUP, INC.

                                          By: /s/ RAYMOND L. KILLIAN, JR.
                                          --------------------------------------
                                          Name: Raymond L. Killian, Jr.
                                          Title: Chairman, Chief Executive
                                                 Officer and President